UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 18, 2005

Sunset Financial Resources, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-32026	16-1685692
(Commission File Number)	(IRS Employer Identification No.)

10245 Centurion Parkway North, Jacksonville, Florida	32256
(Address of Principal Executive Offices)	(Zip Code)

(904) 425-4099

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 18, 2005, Michael L. Pannell entered into a Separation Agreement and General Release with Sunset Financial Resources, Inc. (the “Company”), pursuant to which Mr. Pannell acknowledged his resignation as of September 12, 2005 as the Company’s Chief Financial Officer. Pursuant to applicable federal law, Mr. Pannell has until October 26, 2005 to revoke this agreement. The following summary is qualified in its entirety by the full text of the agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The Company agreed to pay Mr. Pannell a gross amount of $350,000.00, payable as follows: one payment in the amount of $175,000 shall be made within three days of the effective date of the agreement. A subsequent payment in the amount of $20,192.30 shall be made on the first regular payday following the effective date of the agreement. Subsequent periodic payments in the amount of $6,730.77 shall be paid bi-weekly beginning on November 4, 2005 and ending on March 10, 2006. A final payment of $87,500.00 shall be made on March 31, 2006. All payments are subject to taxes and lawful deductions. Mr. Pannell was previously granted incentive stock options to purchase 23,076 shares of the Company’s common stock, and non-qualified stock options to purchase an additional 1,924 shares of the Company’s common stock, all options with an exercise price of $13.00 per share. By their terms, all of these options have expired. The Company also agreed to waive enforcement of the non-competition provision contained in Section 9(b) of Mr. Pannell’s employment agreement. The Company and Mr. Pannell agreed that neither shall have any further liabilities, rights, duties or obligations to the other party in connection with Mr. Pannell’s employment with the Company, and both the Company and Mr. Pannell released the other from any other claims, subject to certain exceptions.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Title

10.1	Separation Agreement and General Release between the Company and Michael L. Pannell, dated October 18, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 20, 2005

SUNSET FINANCIAL RESOURCES, INC.

By:	/s/ George Deehan
George Deehan
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Title

10.1	Separation Agreement and General Release between the Company and Michael L. Pannell, dated October 18, 2005.